Exhibit 99.1

www.hearstargyle.com
NEWS

Contact: Thomas W. Campo
(212) 887-6827
tcampo@hearst.com

HEARST-ARGYLE TELEVISION ANNOUNCES RECORD RESULTS FOR THE THIRD QUARTER AND NINE MONTHS

Also Announces Redemption of 7.5% Series A Convertible Preferred Securities

NEW YORK, N.Y., October 28, 2004 - Hearst-Argyle Television, Inc. (NYSE: HTV) today announced third-quarter earnings of $0.32 per diluted share, compared to $0.24 per diluted share in the third quarter of 2003.

Net revenue for the quarter ended September 30, 2004 of $194.0 million grew 16%, from $167.3 million in the third quarter of 2003, while adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA, a non-GAAP financial measurement) gained 29% to $83.2 million, from $64.3 million in the third quarter of 2003. Income applicable to common stockholders increased 33% to $30.2 million from $22.7 million in the third quarter of 2003.

Net revenue for the nine months ended September 30, 2004 of $558.8 million grew 13%, from $496.2 million in the comparable period of 2003, while adjusted EBITDA gained 23% to $234.4 million, from $190.6 million in the first nine months of 2003. Income applicable to common stockholders increased 41% to $83.5 million from $59.4 million in the first nine months of 2003 and, on a diluted per share basis, gained 39%, to $0.89, compared to $0.64 for the nine-month period last year.

"Our Company delivered record revenue and record net income for the quarter as our stations truly maximized the revenue opportunities available to them over the past 90 days," said David J. Barrett, president and chief executive officer.

"As expected, our leading local news stations attracted significant spending in support of numerous local candidates and local ballot initiatives," Barrett added, "and our presence in 11 of the 17 so-called battleground states for the presidential race has resulted in unprecedented spending by the presidential candidates on numerous Hearst-Argyle stations. The attractive demographics of our audience and our award-winning commitment to political-news coverage have made many Hearst-Argyle stations important advertising venues this political season.

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Hearst-Argyle Third Quarter 2004...2

"Our NBC stations achieved solid sales results in the highly viewed summer games from Athens," Barrett added, "and, most importantly, our underlying, 'core' advertising business was generally strong, as five of our top 10 ad categories grew for the quarter and year-to-date, respectively, compared to the same periods in 2003, as follows: Automotive +8% and +12%; retail +16% and +11%; furniture & housewares +15% and +16%; telecommunications +33% and +17%; and financial services +31% and +23%.

"Our objective for 2004 has been to capture every available opportunity for revenue and profit growth in a high-demand ad environment," Barrett noted. "Our efforts through nine months have paid off, and our fourth quarter will be strong as well, enabling us to achieve meaningful growth this year."

Cyclical Pattern of Political Advertising

Third-quarter net political advertising revenue of $22.1 million, representing 11% of total third-quarter revenue, compares to $5.5 million and $21.3 million for the third-quarters of 2003 and 2002, respectively. Year-to-date political advertising revenue of $44.2 million, representing 8% of total year-to-date revenue, compares to $8.8 million and $34.2 million for the comparable periods of 2003 and 2002, respectively.

The Company's annual same-station political advertising revenues, including a full-year 2004 forecast, are as follows:

	Full Year
	2004est.	2003	2002	2001	2000
Political Advertising	$83.0	$18.1	$73.3	$5.8	$57.7

($ in millions. Same-station including WMUR-TV, Manchester; excluding WMTW-TV, Portland)

Expenses

Salaries, benefits and other operating costs were $89.4 million for the quarter and $261.2 million for the nine months, compared to $82.2 million and $243.1 million in the prior year's third quarter and nine months, respectively. The increases reflect the addition of operating expenses for the recently acquired WMTW-TV as well as higher news expenses and costs associated with revenue gains, and pension/benefits expense.

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Hearst-Argyle Third Quarter 2004...3

Amortization of program rights, inclusive of the addition of WMTW-TV program amortization, was $15.4 million and $45.5 million for the quarter and nine months, representing year-over-year decreases of 2% and 4%, respectively, from $15.7 million and $47.6 million in the comparable periods of 2003.

Depreciation and amortization was $12.5 million and $37.3 million for the quarter and nine months ended September 30, 2004, inclusive of increased equipment purchases. Comparable prior-year Depreciation and amortization was $13.1 million and $37.2 million for the third quarter and nine months of 2003, respectively.

During the quarter, the Company recorded a $2.5 million writedown of a minor, non-strategic asset, impacting EPS by $0.02. Excluding this charge, EPS would have been $0.34.

Corporate, general and administrative expenses were $6.0 million in the quarter and $17.8 million for the first nine months of 2004, compared to $5.1 million and $14.8 million in the third quarter and nine months, respectively, of 2003. The increases reflect higher costs associated primarily with regulatory compliance.

The Company's effective tax rate for the quarter was 38.1% compared to a temporarily reduced level of 25.0% in the third quarter of 2003, for which the effective rate would have been 38% if the Company had not benefited from an approximately $4.0 million tax benefit in the quarter, reflecting the conclusion of a routine federal tax examination. Cash taxes paid, net of refunds, for 2004 were approximately $22.6 million for the quarter and $41.1 million for the nine months compared to $26,000 and $12.0 million, respectively, in the comparable periods of 2003, which benefited from credits and refunds.

Liquidity, Financial Flexibility and Return of Capital to Shareholders

At September 30, 2004, the Company had $126.6 million of cash on hand and total debt was $882.4 million. Note payable to Capital Trust, reflecting the Company's long-term obligation to its wholly-owned unconsolidated trust subsidiary, which privately placed $200.0 million of redeemable convertible preferred securities in December 2001, was $206.2 million. At September 30, 2004, the Company's leverage ratio, defined as long-term debt divided by trailing-12-months adjusted EBITDA, was 2.8X excluding the Note Payable to Capital Trust and 3.4X including the Note. The Company paid its fourth quarterly dividend of this year, of $0.06 per share to holders of common stock on October 15, 2004, and has paid a total of approximately $22 million in common stock dividends this year.

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Hearst-Argyle Third Quarter 2004...4

The Company's capital expenditures were $9.2 million for the quarter and $26.1 million for the nine months, compared to $5.2 million and $19.8 million in the comparable periods of 2003. Of the year-to-date 2004 expenditures, $0.7 million was for the Company's digital television (DTV) build-outs.

During the quarter, Hearst-Argyle Television repurchased 458,500 shares at a weighted average price of $23.82. The Company's "float" is approximately 23 million shares. Hearst-Argyle has approximately $208 million remaining under its May 1998 board-authorized share repurchase program.

Also during the quarter, The Hearst Corporation acquired approximately 1.4 million shares in open-market purchases, and year-to-date through September 30 purchased approximately 1.8 million shares at a weighted average price of $24.70, and currently holds approximately 67% of Hearst-Argyle Television's approximately 93 million shares outstanding, compared to approximately 65% ownership at the beginning of 2004.

Moody's Investors Services, Standard & Poor's and Fitch Ratings rate Hearst-Argyle Television's public debt as investment-grade; the Moody's rating is Baa3; the S&P and Fitch ratings are BBB-. All of the credit-rating agencies have a "stable" rating outlook on the Company's public debt.

Redemption of Securities

On December 31, 2004, the Company intends to redeem the Series A Debentures it previously issued to its wholly owned subsidiary, the Hearst-Argyle Capital Trust. The redemption of the Series A Debentures will trigger the redemption of $70 million aggregate principal amount of Series A Redeemable Convertible Preferred Securities, which were issued by the Capital Trust in a December 2001 private placement. The Securities are convertible into the Company's Series A Common Stock at the option of the holder. Assuming the redemption of all the Series A Debentures, the Company's total cost of the redemption would be approximately $73.7 million, resulting in a pre-tax charge of $3.7 million (which would be included in Interest expense, net - Capital Trust in the 2004 Consolidated Statement of Income), and an after-tax charge of $2.3 million. This charge would result in a $0.02 charge to fourth-quarter and full-year EPS.

A redemption of the Series A Redeemable Convertible Preferred Securities in their entirety would be funded by available cash on hand and would:

•	Reduce interest expense by an estimated $5.3 million annually, and $1.3 million quarterly, beginning in 2005;

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Hearst-Argyle Third Quarter 2004...5

•	Eliminate the "overhang" of dilution from potential conversion by approximately 2.8 million shares, thereby reducing fully diluted share count from approximately 101 million to approximately 98 million at September 30, 2004 on a pro forma basis;
•	Reduce the combined total of long-term debt plus Trust debentures from approximately $1,088.5 million to approximately $1,016.3 million at September 30, 2004, on a pro forma basis, thereby reducing debt ratio (inclusive of Note Payable to Capital Trust) from 3.4X at September 30, 2004 to 3.2X.

Separately, the Company will redeem the remaining 16,719 shares of Series A and B Preferred Stock by January 1, 2005. This redemption will eliminate $1.1 million of preferred stock dividends, resulting in a benefit to 2005 EPS of approximately $0.01.

Fourth-Quarter Outlook

The Company's outlook on revenue and costs is subject to and could be affected by economic developments; regulatory developments; the timing of any investments, dispositions or other transactions; and major news events, among other circumstances. Reference is made to the "Safe Harbor" statement regarding forward-looking comments at the end of this press release.

The Company expects fourth quarter revenue to grow 11% to 13% from the $190.6 million reported in the fourth quarter of 2003, with EPS ranging from $0.40 to $0.42. Assuming redemption of the Series A Redeemable Convertible Preferred Securities in their entirety, EPS would range from $0.38 to $0.40.

The Company also updated its expense guidance:

•	Salaries, benefits and other operating costs ("SB&O") is affected in the fourth quarter and full year by the addition of operating expenses of WMTW, as well as higher news expenses and costs associated with revenue gains, and pension/benefits expense. As a result, at present, the Company expects SB&O to be approximately $94.7 million in the fourth quarter, resulting in an approximate 8% year-over-year change for the full year, in keeping with the Company's prior full-year guidance.

•	Program amortization forecast, modestly impacted by the WMTW transaction, remains slightly less than $62 million for the year, or an approximate 2% decrease from last year, as previously given.

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Hearst-Argyle Third Quarter 2004...6

•	Depreciation and amortization forecast, also modestly impacted by the WMTW transaction, remains approximately $50 million for the year, or approximately a 9% decrease from last year.

•	Corporate, general and administrative expenses are expected to be approximately $6.4 million for the fourth quarter, slightly higher than the prior forecast, and approximately $24.2 million for the full year. The higher forecast primarily reflects increases in expenses related to regulatory compliance.

•	Interest expense, net, is now projected to be approximately $64.1 million for the year, in keeping with prior guidance, a decrease from the approximately $65 million previously projected, reflecting the benefit of additional interest income.

•	Interest expense, net - Capital Trust guidance of $15 million annual 2004 expense is unchanged.

•	The Company's effective tax rate provision remains at 38.1% for the year.

As previously disclosed, pursuant to FAS 128, the Company will perform a dilution test for the fourth-quarter and full-year 2004 EPS that currently is expected to cause EPS to be calculated on the basis of approximately 101 million shares, rather than the diluted share count of approximately 94 million, used for the nine-month period ending September 30, 2004. This reflects the dilution that would result were the Company's Redeemable Convertible Preferred Securities (related to the Capital Trust) converted to equity. Dilution from the higher share count would be largely offset by the elimination of the $15 million annual Capital Trust interest payment in calculating diluted EPS. The annual effect to EPS of the Capital Trust dilution, if it occurs, will be approximately $0.01, an amount already factored into the above guidance. As previously indicated, this dilution would be potentially reduced by the successful completion of the aforementioned Series A Debenture redemption.

Non-GAAP Measures

For a review of non-GAAP financial measurements frequently used in broadcast industry analysis, and a reconciliation to the GAAP financial results cited in this news release and accompanying condensed consolidated statements of income, please see the Supplemental Disclosures table at the end of this release. An updated Supplemental Disclosures reconciliation table will also be posted quarterly to the Company's Web site, www.hearstargyle.com, in the Corporate Information section under "Financials."

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Hearst-Argyle Third Quarter 2004...7

Third-Quarter Conference Call

Hearst-Argyle will host a conference call at 9:30 a.m., New York City time, today. Senior management will discuss the financial results and respond to questions. A live audio Webcast of the call will be accessible to the public on the Company's Web site, www.hearstargyle.com. A recording of the Webcast will subsequently be archived on the site. The conference call number is (800) 857-9600 for domestic calls and (773) 756-4629 for international calls; the conference can be accessed with the identification "Hearst-Argyle." A replay of the call will be available through November 4 at (800) 756-0409 or (402) 998-0763 (international). No pass code is necessary for the replay.

About Hearst-Argyle

Hearst-Argyle Television, Inc. owns 25 television stations, and manages an additional three television and two radio stations, in geographically diverse U.S. markets. The Company's television stations reach approximately 18% of U.S. TV households, making it one of the largest U.S. television station groups. The Company owns 10 NBC affiliates, and is the second-largest NBC affiliate owner. Hearst-Argyle also owns 12 ABC affiliated stations, and manages an additional ABC station owned by The Hearst Corporation, and is the largest ABC affiliate group. The Company also owns two CBS affiliates and a WB affiliate, and manages a UPN affiliate and an independent station. Hearst-Argyle also is involved in television production and syndication, through a joint venture with NBC Universal Television Distribution, and is a leader in the convergence of local broadcast television and the Internet through its partnership with Internet Broadcasting Systems. Hearst-Argyle is majority owned by The Hearst Corporation. Hearst-Argyle Series A Common Stock trades on the New York Stock Exchange under the symbol "HTV."

This news release includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements include information preceded by, followed by, or that includes the words "guidance," "believes," "expects," "anticipates," "could," or similar expressions. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this news release, concerning, among other things, changes in net revenue, cash flow and operating expenses, involve risks and uncertainties, and are subject to change based on various important factors, including the impact of changes in national and regional economies, our ability to service and refinance our outstanding debt, successful integration of acquired television stations (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising, future regulatory actions and conditions in the television stations' operating areas, competition from others in the broadcast television markets served by the Company, volatility in programming costs, the effects of governmental regulation of broadcasting, industry consolidation, technological developments and major world news events. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this news release might not occur.

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Hearst-Argyle Third Quarter 2004...8

HEARST - ARGYLE TELEVISION, INC.
Consolidated Statements of Income
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2004 (1)	2003 (2)	2004 (1)	2003 (2)

	(In thousands, except per share data)		(In thousands, except per share data)

Total revenue	$194,011	$167,288	$558,833	$496,169

Station operating expenses:
Salaries, benefits and other operating costs	89,411	82,226	261,215	243,087
Amortization of program rights	15,352	15,713	45,481	47,635
Depreciation and amortization (3)	12,464	13,128	37,315	37,224
Corporate, general and administrative expenses	6,048	5,050	17,750	14,808

Operating income	70,736	51,171	197,072	153,415

Interest expense, net	15,832	17,009	48,253	51,769
Interest expense, net - Capital Trust (4)	3,750	3,750	11,250	11,250
Other expense (5)	2,500	-	2,500	-
Equity in (income) of affiliates, net (6)	(503)	(228)	(1,165)	(462)

Income before income taxes	49,157	30,640	136,234	90,858

Income taxes	18,729	7,659	51,905	30,542

Net income	30,428	22,981	84,329	60,316

Less preferred stock dividends	272	298	816	913

Income applicable to common stockholders	$30,156	$22,683	$83,513	$59,403

Income per common share-basic	$0.32	$0.24	$0.90	$0.64

Number of common shares used in the calculation	92,938	92,615	92,976	92,536

Income per common share-diluted	$0.32	$0.24	$0.89	$0.64

Number of common shares used in the calculation (7)	101,263	93,046	101,471	92,920

Dividends per common share declared	$0.06	$-	$0.18	$-

Supplemental Financial Data:
Net cash provided by operating activities	$51,941	$62,344	$141,000	$125,546
Program payments	$15,462	$15,453	$45,848	$46,614
Capital expenditures	$9,171	$5,246	$26,138	$19,849
Cash paid for income taxes, net of refunds (8)	$22,592	$26	$41,073	$11,997
Debt, net of cash			$755,862	$860,766
Note payable to Capital Trust (4)			$206,186	$206,186
Common shares outstanding, net of treasury shares			92,733	92,637

Supplemental Non-GAAP Data (*):
Adjusted EBITDA	$83,200	$64,299	$234,387	$190,639
Free cash flow	$42,770	$57,098	$114,862	$105,697

(*) See Supplemental Disclosures Regarding Non-GAAP Financial Information at the end of this news release.

See accompanying notes on the following pages.

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Hearst-Argyle Third Quarter 2004...9

HEARST-ARGYLE TELEVISION, INC.

Notes to Consolidated Statements of Income

(1) Includes (i) the results of the Company's 24 (which excludes WMTW-TV) television stations which were owned for the entire period presented; (ii) the results of WMTW-TV, after its acquisition by the Company, from July 1 through September 30, 2004; and (iii) the management fees derived by the three television and two radio stations managed by the Company for the entire period presented.

(2) Includes (i) the results of the Company's 24 (which excludes WMTW-TV) television stations which were owned for the entire period presented and (ii) the management fees derived by the three television and two radio stations managed by the Company for the entire period presented.

(3) Depreciation and amortization expense for the three and nine months ended September 30, 2004 included approximately $0.9 million and $2.7 million, respectively, of amortization of a separately identified intangible asset, advertiser client base. In December 2003, the Company reconsidered a reclassification it had made in December 2001 related to this separately identified intangible asset. In December 2003, the Company determined the advertiser client base should continue to be separately identified from goodwill and, as an intangible asset with a finite useful life under Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, be amortized over its estimated useful life. Accordingly, the Company recorded a catch-up to amortization expense on the advertiser client base of $7.1 million in the fourth quarter of 2003. Additionally, the three and nine months ended September 30, 2003 included approximately $2.4 million and $4.5 million of accelerated depreciation on certain broadcasting equipment, which management determined to be obsolete.

(4) In December 2003, the Company adopted Financial Accounting Standards Board Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities ("FIN 46(R)"). The adoption of FIN 46(R) required the Company to de-consolidate its wholly-owned trust subsidiary, the Hearst-Argyle Capital Trust (hereafter the "Capital Trust"). In order to present the Capital Trust as an unconsolidated subsidiary, the Company adjusted the presentation in its consolidated balance sheets as follows, for all periods presented: (i) reclassified the amount of $200.0 million, which was previously classified as "Company obligated redeemable convertible preferred securities of subsidiary trust holding solely parent company debentures" to "Note payable to Capital Trust"; (ii) presented an investment in the Capital Trust of $6.2 million, which is included under "Investments"; and (iii) presented a long-term note payable to the Capital Trust of $6.2 million, which is included under "Note payable to Capital Trust," bringing the total "Note payable to Capital Trust" to $206.2 million. In addition, the Company adjusted the presentation in its consolidated income statements in all periods presented to reclassify the amounts previously presented as "Dividends on redeemable convertible preferred securities" to "Interest expense, net - Capital Trust." These changes, required under FIN 46(R), represent financial statement presentation only and are not a result of any changes to the legal, financial, or operating structure of the Capital Trust.

(5) In the three and nine months ended September 30, 2004, Other expense represents a $2.5 million pre-tax write-down of the carrying value of the Company's investment in ProAct Technologies Corporation in order to approximate the investment's net realizable value.

(6) Represents the Company's equity interests in the operating results of (i) entities related to Internet Broadcasting Systems, Inc. and (ii) NBC/Hearst-Argyle Syndication, LLC.

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Hearst-Argyle Third Quarter 2004...10

(7) The number of common shares used in the calculation of diluted EPS for the three and nine months ended September 30, 2004 includes 7,935,068 shares of Series A common stock to be issued upon the conversion of 1,400,000 shares of Series A 7.5% Preferred Securities and 2,600,000 shares of Series B 7.5% Preferred Securities (collectively "Securities"). For all other periods presented, these shares were not included in the computation of diluted EPS because to do so would have been antidilutive. Additionally, interest expense related to these Securities, net of tax, of approximately $2,321,000 and $6,964,000 was added back to Income applicable to common shareholders for purpose of calculating diluted EPS for the three and nine months ended September 30, 2004, respectively.

(8) Cash paid for income taxes is presented net of tax refunds received by the Company. For the three months ended September 30, 2004 and 2003, the Company received no tax refunds. For the nine months ended September 30, 2004 and 2003, the Company received tax refunds of $1.2 million and $6,000, respectively.

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Hearst-Argyle Third Quarter 2004...11

HEARST-ARGYLE TELEVISION, INC.

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION

Adjusted EBITDA

In order to evaluate the operating performance of our business, we use certain financial measures, some of which are calculated in accordance with accounting principles generally accepted in the United States of America ("GAAP"), such as net income, and some of which are not, such as adjusted earnings before interest, taxes, depreciation and amortization ("adjusted EBITDA"). In order to calculate the non-GAAP measure adjusted EBITDA, we exclude from net income the financial items that we believe are less integral to the day-to-day operation of our business. We have outlined below the type and scope of these exclusions and the limitations on the use of the adjusted EBITDA measure as a result of these exclusions. Adjusted EBITDA is not an alternative to net income, operating income, or net cash provided by operating activities, as calculated and presented in accordance with GAAP. Investors and potential investors in our securities should not rely on adjusted EBITDA as a substitute for any GAAP financial measure. In addition, our calculation of adjusted EBITDA may or may not be consistent with that of other companies. We strongly urge investors and potential investors in our securities to review the reconciliation presented in the table below of adjusted EBITDA to net income, the most directly comparable GAAP financial measure.

We use the adjusted EBITDA measure as a supplemental financial metric to evaluate the performance of our business that, when viewed together with our GAAP results and the accompanying reconciliations, we believe provides a more complete understanding of the factors and trends affecting our business than the GAAP results alone. Adjusted EBITDA is a common alternative measure of financial performance used by investors, financial analysts, and rating agencies. These groups use adjusted EBITDA, along with other measures, to estimate the value of a company, compare the operating performance of a company to others in its industry, and evaluate a company's ability to meet its debt service requirements. In addition, adjusted EBITDA is a key financial measure for the Company's stockholders and financial lenders, since the Company's current debt financing agreements require the measurement of adjusted EBITDA, along with other measures, in connection with the Company's compliance with debt covenants.

We define adjusted EBITDA as net income adjusted to exclude the following line items presented in our consolidated statements of income: interest expense, net; interest expense, net - Capital Trust; income taxes; depreciation and amortization; equity in income or loss of affiliates; other income and expense; and non-recurring special charges. Set forth below are descriptions of each of the financial items that have been excluded from net income in order to calculate adjusted EBITDA as well as the material limitations associated with using adjusted EBITDA rather than net income, the most directly comparable GAAP financial measure, when evaluating the operating performance of our core operations:

•	Interest expense, net, and Interest expense, net - Capital Trust. By excluding these expenses, we are better able to compare our core operating results with other companies that have different financing arrangements and capital structures. Nevertheless, the amount of interest we are required to pay does reduce the amount of funds otherwise available for use in our core business and therefore may be useful for an investor to consider.

•	Income taxes. By excluding income taxes, we are better able to compare our core operating results with other companies that have different income tax rates. Nevertheless, the amount of income taxes we incur does reduce the amount of funds otherwise available for use in our core business and therefore may be useful for an investor to consider.

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Hearst-Argyle Third Quarter 2004...12

HEARST-ARGYLE TELEVISION, INC.

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION
(CONTINUED)

•	Depreciation and amortization. By excluding these non-cash charges, we are better able to compare our core operating results with other companies that have different histories of acquiring other businesses. Nevertheless, depreciation and amortization are important expenses for investors to consider, even though they are non-cash charges, because they represent generally the wear and tear on our property, plant and equipment and the gradual decline in value over time of our intangible assets with finite lives. Furthermore, depreciation expense is affected by the level of capital expenditures we make to support our core business and therefore may be useful for an investor to consider.

•	Equity in income of affiliates, net. This is a non-cash item which represents our proportionate share of income or loss from affiliates in which we hold minority interests. As we do not control these affiliates, we believe it is more appropriate to evaluate the performance of our core business by excluding their results. However, as we make investments in affiliates for purposes which are strategic to the Company, the financial results of such affiliates may be useful for an investor to consider.

•	Other income and expense, and special charges. These are non-recurring items which are unrelated to the operations of our core business and, when they do occur, can fluctuate significantly from one period to the next. By excluding these items, we are better able to compare the operating results of our underlying, recurring core business from one reporting period to the next. Nevertheless, the amounts and the nature of these items may be useful for an investor to consider, as they can be material and can sometimes increase or decrease the amount of funds otherwise available for use in our core business.

The following tables provide a reconciliation of net income to adjusted EBITDA in each of the periods presented:

	Three Months Ended September 30,		Nine Months Ended September 30,

	2004	2003	2004	2004

	(In thousands)		(In thousands)
	(Unaudited)		(Unaudited)
Net income	$30,428	$22,981	$84,329	$60,316
Add: Income taxes	18,729	7,659	51,905	30,542
Add: Equity in (income) of affiliates, net	(503)	(228)	(1,165)	(462)
Add: Other expense	2,500	--	2,500	--
Add: Interest expense, net - Capital Trust	3,750	3,750	11,250	11,250
Add: Interest expense, net	15,832	17,009	48,253	51,769

Operating income	70,736	51,171	197,072	153,415
Add: Depreciation and amortization	12,464	13,128	37,315	37,224

Adjusted EBITDA	$83,200	$64,299	$234,387	$190,639

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Hearst-Argyle Third Quarter 2004...13

HEARST-ARGYLE TELEVISION, INC.

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION
(CONTINUED)

Free Cash Flow

In order to evaluate the operating performance of our business, we use the non-GAAP measure free cash flow. Free cash flow reflects our net cash flow from operating activities less capital expenditures. Free cash flow is a primary measure used not only internally by our management, but externally by our investors, analysts and peers in our industry, to value our operating performance and compare our performance to other companies in our peer group. Our management believes that free cash flow provides investors with useful information concerning cash available to allow us to make strategic acquisitions and investments, service debt, pay dividends, meet tax obligations, and fund ongoing operations and working capital needs. Free cash flow is also an important measure because it allows investors to assess our performance in the same manner that our management assesses our performance.

However, free cash flow is not an alternative to net cash flow provided by operating activities, as calculated and presented in accordance with GAAP, and should not be relied upon as such. Specifically, because free cash flow deducts capital expenditures from net cash flow provided by operating activities, investors and potential investors should consider the types of events and transactions which are not reflected in free cash flow. In addition, our calculation of free cash flow may or may not be consistent with that of other companies. We strongly urge investors and potential investors in our securities to review the reconciliation presented in the table below of free cash flow to net cash flow provided by operating activities, the most directly comparable GAAP financial measure.

The following table provides a reconciliation of net cash flow provided by operating activities to free cash flow in each of the periods presented:

	Three Months Ended September 30,		Nine Months Ended September 30,

	2004	2003	2004	2003

	(In thousands)		(In thousands)
	(Unaudited)		(Unaudited)
Net cash flow provided by operating activities	$51,941	$62,344	$141,000	$125,546
Less capital expenditures	9,171	5,246	26,138	19,849

Free cash flow	$42,770	$57,098	$114,862	$105,697